SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Delaware Pooled® Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

[ ]	Fee paid previously with preliminary proxy materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Beginning on or about April 6, 2010, shareholders of Delaware REIT Fund (“Fund”) as of the record date of March 26, 2010 will receive a communication regarding an upcoming proxy vote in which they will be asked to participate. The proxy statement includes a proposal to approve a new investment management agreement between Delaware Pooled® Trust on behalf of the Fund and Delaware Management Company (“DMC”). Due to the requirements of certain Federal securities laws, the Fund’s previous investment management agreement terminated at the closing of Lincoln National Corporation’s sale of Delaware Investments to Macquarie Group on January 4, 2010. The Fund is currently being managed pursuant to a temporary interim investment management agreement. As a result, shareholders of the Fund are being asked to approve a new investment management agreement so that DMC may continue to serve as the investment manager of the Fund.

The communication will include an overview of the item on which the shareholders are asked to vote as well as the materials to use when voting by mail, telephone, or through the internet. If a certain percentage of shareholder votes have not been received on or about April 19, 2010, a telephone solicitation process by a third party, the Altman Group, will begin. A meeting of shareholders of the Delaware REIT Fund is scheduled to be held on May 7, 2010.

A copy of the proxy statement and Q&A is attached.

Please contact me if you have any questions.